EXHIBIT 99

FOR RELEASE:   IMMEDIATELY

CONTACT:       JAMES HYMAN, PRESIDENT (908) 7??-????             PRESS RELEASE
               ADRIAN MADONIA, JR.    (908) 788-9660

-------------------------------------------------------------------------------

                   UNITY BANCORP, INC. ANNOUNCES COMMON STOCK
                   ------------------------------------------
                      PURCHASE WARRANTS FOR LISTING ON AMEX
                      -------------------------------------

CLINTON, NEW JERSEY, JUNE 16, 1997...UNITY BANCORP, INC. (AMEX: UBI), announced today that the American Stock Exchange has approved the Company's common stock purchase warrants for listing. The warrants will commence trading on June 16, 1997. The warrants, which were issued in connection with the Company's initial public offering of units in December of 1996, entitle the holder to purchase a share of stock at an exercise price of $15.75. The warrants expire on December 15, 2998.

The common stock purchase warrants will trade on the American Stock Exchange:

                                     SYMBOL
                                     ------


Common Stock Purchase Warrant        UBLWS

Mr. Robert J. Van Volkenburgh, Chairman of the Board and Chief Executive Officer of UNITY BANCORP, INC. stated, "We believe listing our common stock purchase warrants on the American Stock Exchange will provide our warrant holders with additional liquidity, thereby enhancing the value of their investment in Company."

     UNITY BANCORP, INC. is the holding company for FIRST COMMUNITY BANK. FIRST COMMUNITY BANK, which had assets of $187.6 million, total net loans of $104.3 million and total deposits of $168.0 million as of March 31, 1997, is a commercial bank providing a wide range of business and consumer financial services through its main office in Clinton and branch locations in Flemington, Linden, North Plainfield, Scotch Plains, Springfield and Union, New Jersey.

For additional information about the Bank's financial service, call 1-800-540-4790, or visit FCB's Internet page at http://members.aol.com/FCBJC. E-mail can be addressed to the Bank at FCBJC@aol.com.


                                     Page 5